UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2010
______________________________

Bristow Group Inc.
(Exact name of registrant as specified in its charter)

Delaware                                                001-31617                                               72-0679819
       (State or other jurisdiction                  (Commission File Number)                               (IRS Employer
     of incorporation)                                                                                                          Identification No.)

                    2000 W. Sam Houston
                    Pkwy. S., Suite 1700
                  Houston, Texas                                                               77042
                   (Address of principal executive offices)                                          (Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report:

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2010, Bristow Group Inc. (the “Company”), appointed Jonathan E. Baliff as Senior Vice President and Chief Financial Officer of the Company, effective October 11, 2010.  Prior to joining the Company, Mr. Baliff, age 47, had been the Executive Vice President, Strategy at NRG Energy, Inc. since May 2008, where he was responsible for leading the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances.  Prior to joining NRG, Mr. Baliff was Managing Director in Credit Suisse’s Global Energy Group, where he advised electric utility and independent power companies on merger and acquisition assignments and project and corporate financings since 1996. He also headed up the Credit Suisse’s Global Business Development Council. Mr. Baliff started his business career at Standard and Poors following which he worked in JP Morgan's Natural Resources Group.

In connection with the appointment, on September 12, 2010, the Company entered into an employment agreement with Jonathan E. Baliff, a copy of which is filed as Exhibit 10.1 to this report.  Mr. Baliff’s employment agreement has an initial term of one year beginning on October 11, 2010, and, upon each anniversary thereafter, this term is automatically extended by successive one year periods unless either party thereto gives appropriate notice of nonrenewal.  Under the agreement, Mr. Baliff serves as Senior Vice President and Chief Financial Officer of the Company and reports to the President and Chief Executive Officer of the Company.  Pursuant to the agreement, Mr. Baliff’s annual base salary will be $400,000, with an initial sign-on bonus of $350,000. Net after tax proceeds of the sign-on bonus are to be invested by Mr. Baliff in the Company’s common stock over a six month period following the initial date of Mr. Baliff's employment.  In addition, Mr. Baliff will be eligible to participate in the Company's annual incentive compensation plan with a target level of 55% of base salary and a maximum level of 110% of base salary, and his grant pursuant to the Company's Fiscal Year 2011 Annual Incentive Compensation Plan (which is described in the Company's Form 8-K dated June 9, 2010) will be made as though he was employed at the beginning of the fiscal year.  The Company will also credit an annual amount to Mr. Baliff’s deferred compensation plan account equal to the difference between the percentage matching contribution made by the Company to Mr. Baliff’s 401(k) plan account, and up to 15% of Mr. Baliff’s annual salary and bonus.  As an incoming member of senior management, Mr. Baliff will receive 25,000 restricted shares that vest at the end of three years.  Mr. Baliff will also be eligible to receive grants under the Company's 2007 Long Term Incentive Plan.

If during a change of control period, as defined in the employment agreement, or before the first anniversary of the effective date of the employment agreement, Mr. Baliff’s employment is terminated by the Company without Cause or by him for Good Reason (as those terms are defined in Mr. Baliff’s employment agreement) or under certain other circumstances specified in the agreement, he will be entitled to a lump sum cash payment calculated pursuant to a formula set forth in the agreement, along with other benefits. The lump sum payment is equal to (i) three times the sum of Mr. Baliff’s annual base salary and certain bonus amounts, as outlined in the employment agreement, if the termination occurs during a change of control period, and (ii) two times the sum of Mr. Baliff’s annual base salary and certain bonus amounts if the termination does not occur during a change of control period but occurs before the first anniversary of the effective date of the employment agreement. In addition to the foregoing, Mr. Baliff will receive an allowance for a rental car and temporary housing until he is able to secure permanent alternatives, or until August 31, 2011, which ever comes first.  The agreement also contains confidentiality, non-competition, non-employee solicitation, change-of-control and other provisions.

The description of the employment agreement set forth above in this Item 5.02 is qualified in its entirety by the employment agreement which is filed with this Current Report on Form 8-K (this “Report”) as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

On September 13, 2010, the Company issued a press release announcing the appointment of Mr. Baliff as Senior Vice President and Chief Financial Officer of the Company, a copy of which is furnished with this Report as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(c)           Exhibits

Exhibit Number                                           Description of Exhibit
10.1                                           Employment Agreement dated September 12, 2010

99.1                                           Press Release dated September 13, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2010

    BRISTOW GROUP INC.
                                                                                                                                                (Registrant)

                By: /s/ Randall A. Stafford
                Randall A. Stafford
                Vice President, General  Counsel &
                                                                                                                                                Corporate Secretary